Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

La Jolla Pharmaceutical Company

at

$6.23 Net Per Share

by

Innoviva Acquisition Sub, Inc.

a wholly owned subsidiary of

Innoviva, Inc.

July 25, 2022

To Our Clients:

Enclosed for your consideration are the offer to purchase (the “Offer to Purchase”), dated July 25, 2022 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal” which, together with any other related materials, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by Innoviva Acquisition Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Innoviva, Inc., a Delaware corporation (“Parent” and, together with Purchaser, the “Purchaser Parties”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”), at a price of $6.23 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1.    The tender price is $6.23 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2.    The Offer is being made for any and all outstanding Shares.

3.    The Offer and withdrawal rights expire one minute after 11:59 P.M., New York City time, on August 19, 2022, unless extended (such date and time, as it may be extended in accordance with the terms of the Merger Agreement (as defined herein), the “Expiration Time”).

4.    The Offer is conditioned upon, among other things, the satisfaction of (i) the Minimum Condition (as described below) and (ii) the HSR Condition (as described below). The Minimum Condition requires that the number of Shares validly tendered and not withdrawn in accordance with the terms of the Offer on or prior to the Expiration Time, represent at least one more Share than fifty percent (50%) of the Shares outstanding at the Expiration Time. The HSR Condition requires that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) in respect of the transactions contemplated by the Merger Agreement shall have expired or been terminated and a governmental body of competent jurisdiction shall not have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger, nor shall any legal requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger.

5.    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 10, 2022 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and La Jolla. The Merger Agreement provides, among other things, that following the acceptance for payment of Shares pursuant to and subject to the conditions to the Offer, and subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, Purchaser will merge with and into La Jolla (the “Merger”), with La Jolla continuing as the surviving corporation in the Merger and a direct wholly owned subsidiary of Parent.

6.     After careful consideration, La Jolla’s board of directors, has unanimously (i) determined that the Merger Agreement and the Contemplated Transactions (as defined below), including the Offer and the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable and in the best interests of La Jolla and its stockholders and that the Offer, the Merger and the terms and conditions of the Merger Agreement are fair to La Jolla and La Jolla’s stockholders; (ii) declared it advisable for La Jolla to enter into the Merger Agreement; (iii) approved the execution, delivery and performance by La Jolla of the Merger Agreement and any other agreements and instruments related to the Merger Agreement that are deemed necessary or appropriate by certain executive officers of La Jolla and the consummation of the Contemplated Transactions; (iv) agreed that the Merger would be effected under Section 251(h) of the DGCL; and (v) resolved to recommend that La Jolla’s stockholders tender their Shares to Purchaser pursuant to the Offer.

7.    Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares (or a book-entry confirmation relating to such Shares (a “Book-Entry Confirmation”), (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or in the case of a book-entry transfer, an agent’s message (“Agent’s Message”) relating thereto) and any other documents required by the Letter of Transmittal pursuant to the procedures set forth in the Offer to Purchase and (iii) a final determination of the adequacy of the items received has been made when necessary by the Purchaser.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

La Jolla Pharmaceutical Company

at

$6.23 Net Per Share

by

Innoviva Acquistion Sub, Inc.

a wholly owned subsidiary of

Innoviva, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated July 25, 2022 (as it may be subsequently amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Innoviva Acquisition Sub, Inc. to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of La Jolla.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Dated , 2022	Name(s)

* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.	Address(es)

Zip Code